Exhibit 99.2

Pacific State Bancorp                                  1899 West March Lane
                                                       Stockton, CA 95207
                                                       209/870-3214 Telephone
                                                       209/870-3255 Fax

PRESS RELEASE
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                       FOR IMMEDIATE RELEASE JULY 20, 2007

Stockton, California - July 20, 2007

Steven A. Rosso, President and C.E.O. of Pacific State Bancorp (NASDAQ Global Market/PSBC) announced a change in the diluted earnings per share and weighted average common and common equivalent shares outstanding reported for the second quarter of 2007 and year to date 2007 in the press release dated July 19, 2007. These changes were the result of an input error in the calculation of these items related to the application of FAS 123-R.

Quarter ended June 30, 2007 compared to June 30, 2006

        o Diluted Earnings per Share: $0.35, an increase of $0.01 per share or 2.94%, compared to the $0.37 originally reported. Weighted average common and common equivalent shares outstanding for the quarter were 4,002,109

Year to date June 30, 2007 compared to June 30, 2006

        o Diluted Earnings per Share: $0.68, an increase of $0.03 per share or 4.62%, compared to the $0.70 originally reported. Weighted average common and common equivalent shares outstanding for the year to date 3,999,032

Further inquiries should be directed to Mr. Steven Rosso at 209-870-3214, or by mail to P.O. Box 1649, Stockton, California 95201. Additional information also can be obtained by visiting the Company website -www.pacificstatebank.com.